Century Communities Reports Fourth Quarter and Full Year 2014 Results

- Net New Home Contracts Increase 351% in Fourth Quarter -

- Home Closings Increase 240% in Fourth Quarter -

- Net Income Increases 136% in Fourth Quarter -

Greenwood Village, Colorado (February 19, 2015) – Century Communities, Inc. (NYSE: CCS) today announced financial results for its fourth quarter and full year ending December 31, 2014.

Fourth Quarter 2014 Highlights Compared to Fourth Quarter 2013*

•	Net income of $7.2 million, an increase of 136%
•	Pre-tax income of $11.0 million, an increase of 133%
•	Total revenues of $140.9 million, an increase of 121%
•	Home closings increased 240% to 462 homes
•	Homebuilding gross margin of $24.1 million, an increase of 60%
•	Adjusted EBITDA of $16.2 million, an increase of 163%
•	Selling, General & Administrative (“SG&A”) as a percent of home sales revenues of 11.8%, an improvement of 450 basis points
•	Net new home contracts increased 351% to 365 homes
•	Homes in backlog increased 248% to 772 homes
•	Average open communities increased 204% to 73
•	Open communities at the end of the quarter increased 261% to 83
•	Ratio of net debt to net capital of 34.9% at December 31, 2014
•

In October 2014, the Company entered into a new three year, $120 million senior unsecured credit facility with an accordion feature allowing the Company to increase the borrowing capacity to $200 million.

•	In November 2014, the Company’s Board of Directors authorized a stock repurchase program allowing the Company to repurchase up to 2,000,000 shares of its outstanding common stock.
•

In November 2014, acquired Peachtree Communities in Atlanta, Georgia for a purchase price of approximately $57 million, inclusive of the true-up amount under the Asset Purchase Agreement, establishing the Company’s footprint in the Southeast Region.

Full Year 2014 Highlights Compared to Full Year 2013*

•	Net income of $20.0 million, an increase of 61%
•	Pre-tax income of $31.0 million, an increase of 71%
•	Total revenues of $362.4 million, an increase of 112%
•	Home closings increased 133% to 1,046 homes
•	Homebuilding gross margin of $75.4 million, an increase of 82%
•	Adjusted EBITDA of $41.0 million, an increase of 100%
•	At year-end 2014, owned and controlled lots totaled 11,463, representing an increase of 37%
•

Successfully completed three homebuilder acquisitions in 2014, expanding the Company’s presence in Las Vegas, Nevada, Houston, Texas and Atlanta, Georgia and adding a combined 54 communities and 4,480 owned and controlled lots

“We are pleased with another quarter of solid execution and performance across our key metrics to close out 2014 and achieve our 12th consecutive year of profitability,” stated Dale Francescon, Co-Chief Executive Officer. “During the fourth quarter, we more than doubled our home sales revenues and net income reflecting the continued expansion of our operations and improved leverage on our fixed cost base. As we move forward in 2015, our commitment towards growth remains firm as we strive to further increase our revenues, grow our footprint in existing and new markets, enhance our profitability and deploy our capital opportunistically to drive shareholder value.”

“We ended the year with a well-positioned backlog, land supply and community count as a result of our strategic focus on acquiring leading homebuilders in attractive markets,” said Rob Francescon, Co-Chief Executive Officer. “Our acquisition of Peachtree Communities during the fourth quarter expanded our geographical footprint into the rapidly growing Southeast market and builds on our successful track record of expanding our presence into healthy markets with improving fundamentals. We are excited by our growth prospects for 2015 with our planned community openings and high quality land positions providing a solid runway to drive another year of strong top-line growth and profit improvement.”

Fourth Quarter 2014 Results*

Net income for the fourth quarter 2014 was $7.2 million, or $0.34 per share, compared to $3.0 million, or $0.18 per share, in the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues generated by a higher number of closings.

Home sales revenues for the fourth quarter 2014 were $134.1 million, compared to $63.6 million in the prior year quarter. The increase in home sales revenues was primarily due to home closings increasing 240% to 462 homes from 136.  The average selling price of homes closed was $290,236, compared to $467,875 in the prior year quarter, largely due to a shift in regional and product mix from new communities and acquisitions.

Homebuilding gross margin percentage in the fourth quarter 2014 was 18.0%, compared to 23.7% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of homes sales revenues,  was 21.0% compared to 25.0% in the prior year quarter, mainly attributable to regional and product mix. SG&A as a percent of home sales revenues was 11.8% compared to 16.3% in the prior year quarter, primarily as a result of higher home sales revenues, which more than offset an increase in personnel costs and additional investments to support a higher number of communities, and an increase in costs associated with being a publicly traded company.

Net new home contracts in the fourth quarter 2014 increased to 365 homes, an increase of 351% compared to 81 homes in the prior year quarter, largely attributable to a higher number of average open communities. At the end of the fourth quarter 2014, the Company had 772 homes in backlog, representing $246.3 million of backlog dollar value, compared to 222 homes, representing $103.3 million of backlog dollar value in the prior year quarter.

Full Year 2014 Results*

Net income for the full year 2014 was $20.0 million, or $1.03 per share, compared to $12.4 million, or $0.95 per share, in the prior year. Home sales revenues for 2014 were $351.8 million, compared to $171.1 million in 2013. The increase in home sales revenues was primarily due to home closings increasing 133% to 1,046 homes.  The average selling price of homes closed was $336,354 in 2014 compared to $381,994 in 2013.

Homebuilding gross margin percentage in 2014 was 21.4%, compared to 24.2% in 2013. Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of home sales revenues,  was 23.4% compared to 25.5% in the prior year. SG&A as a percent of home sales revenues was 13.3% compared to 13.8% in the prior year.

Net new home contracts in 2014 increased to 1,042 homes, an increase of 157% compared to 406 homes in the prior year, largely attributable to a higher number of average open communities.

* Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Balance Sheet and Liquidity

In October 2014, the Company entered into a new three year, $120 million senior unsecured credit facility with an accordion feature allowing the Company to increase the borrowing capacity to $200 million, subject to certain approvals. Borrowings under the credit facility bear interest at a rate of LIBOR plus a spread of 2.75% to 3.25%, depending on the Company’s leverage ratio. The Company ended the quarter with $100 million of availability on its unsecured credit facility and an undrawn $80 million accordion.

In November 2014, the Company announced that its Board of Directors had authorized a stock repurchase program under which the Company may repurchase up to 2,000,000 shares of its outstanding common stock, $0.01 par value per share. As of December 31, 2014, the Company had repurchased 608,000 shares at a weighted average price of $16.00 per share.

As of December 31, 2014, the Company had total assets of $676.0 million, including cash and cash equivalents totaling $33.5 million, and inventories of $556.3 million. Liabilities totaled $310.8 million at year end 2014, including $229.6 million of long-term debt.

Acquisition Activity

In November 2014, the Company completed the acquisition of the operations and assets of Peachtree Communities in Atlanta, Georgia, adding 36 communities and 2,120 owned or controlled lots. The purchase price for the acquisition was approximately $57 million, inclusive of the true-up amount under the Asset Purchase Agreement, and was based on the total assets of Peachtree Communities, less cash and cash equivalents and less certain assumed trade payables.

Full Year 2015 Outlook

Dave Messenger, Chief Financial Officer, commented, “We remain confident in the long term recovery in our housing markets, supported by improving fundamentals including job gains, new household formations and strengthening regional economies. Based on our current market outlook, for the full year 2015 we expect our home deliveries to be in the range of 2,000 to 2,500 homes and our home sales revenues to be in the range of $650 million to $800 million, excluding the impact of any future acquisitions. At the end of full year 2015, we expect our active selling community count to be in the range of 80-90 communities.”

Conference Call

The Company will host a webcast and conference call on Thursday, February 19, 2015 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2014 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 19, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13599963.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Texas, Nevada, and Georgia. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. Century Communities is one of the top five fastest growing homebuilders in the United States by total revenue. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s registration statements on Form S-1 and Form S-4 for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Consolidated Statement of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Home sales revenues	$134,089	$63,631	$351,823	$171,133
Land sales revenues	4,800	—	4,800	—
Golf course and other revenue	2,018	—	5,769	—
Total revenue	140,907	63,631	362,392	171,133
Costs and expenses
Cost of homes sales revenues	110,019	48,567	276,386	129,651
Cost of land sales revenues	1,808	—	1,808	—
Cost of golf course and other revenue	1,971	—	6,301	—
Selling, general, and administrative	15,889	10,391	46,795	23,622
Total operating costs and expenses	129,687	58,958	331,290	153,273
Operating income	11,220	4,673	31,102	17,860
Other income (expense):
Interest income	95	90	362	228
Interest expense	(13)	—	(26)	—
Acquisition expense	(490)	(204)	(1,414)	(533)
Other income	150	175	736	507
Gain on disposition of assets	55	2	199	11
Income before tax expense	11,017	4,736	30,959	18,073
Income tax expense	3,828	1,686	10,937	5,015
Deferred taxes on conversion to a corporation	—	—	—	627
Consolidated net income of Century Communities, Inc.	7,189	3,050	20,022	12,431
Net income attributable to the non-controlling interests	—	—	—	52
Net income attributable to common stockholders	$7,189	$3,050	$20,022	$12,379
Earnings per share:
Basic and diluted	$0.34	$0.18	$1.03	$0.95
Weighted average number of common shares outstanding:
Basic and diluted	20,978,802	17,075,000	19,226,504	12,873,562

Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Century Communities, Inc.

Consolidated Balance Sheet

(Unaudited)

(in thousands, except share amounts)

	As of December 31,
	2014	2013
Assets
Cash and cash equivalents	$33,462	$109,998
Accounts receivable	13,799	4,438
Inventories	556,323	184,072
Prepaid expenses and other assets	28,796	8,415
Property and equipment, net	12,471	3,360
Deferred tax asset, net	1,359	—
Amortizable intangible assets, net	8,632	1,877
Goodwill	21,137	479
Total assets	$675,979	$312,639
Liabilities and equity
Liabilities:
Accounts payable	$17,135	$8,313
Accrued expenses and other liabilities	64,029	30,358
Deferred tax liability, net	—	912
Notes payable and revolving line agreement	229,610	1,500
Total liabilities	310,774	41,083
Stockholder's equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 20,875,547 and 17,257,774 shares issued and outstanding at December 31, 2014 and 2013, respectively	213	173
Additional paid-in capital	336,568	262,982
Retained earnings	28,424	8,401
Total stockholders’ equity	365,205	271,556
Total liabilities and stockholders’ equity	$675,979	$312,639

Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	% Change	2014	2013	% Change

Atlanta	129	—	N/A	129	—	N/A
Central Texas	27	17	59%	133	28	375%
Colorado	120	64	88%	539	378	43%
Houston	47	—	N/A	56	—	N/A
Nevada	42	—	N/A	185	—	N/A
Total	365	81	351%	1,042	406	157%

Home Closings

	Three Months Ended December 31,
	2014		2013		% Change

	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price

Atlanta	173	$212.3	—	$—	N/A	N/A
Central Texas	37	354.0	41	429.4	(10)%	(18)%
Colorado	138	379.1	95	484.5	45%	(22)%
Houston	45	224.3	—	—	N/A	N/A
Nevada	69	316.7	—	—	N/A	N/A
Total / W.A.	462	$290.2	136	$467.9	240%	(38)%

	Year Ended December 31,
	2014		2013		% Change

	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price

Atlanta	173	$212.3	—	$—	N/A	N/A
Central Texas	134	416.8	52	406.5	158%	3%
Colorado	449	393.8	396	377.3	13%	4%
Houston	81	215.5	—	—	N/A	N/A
Nevada	209	310.9	—	—	N/A	N/A
Total / W.A.	1,046	$336.4	448	$382.0	133%	(12)%

Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

	As of December 31,
	2014	2013	% Change

Atlanta	29	—	N/A
Central Texas	14	9	56%
Colorado	29	14	107%
Houston	8	—	N/A
Nevada	3	—	N/A
Total	83	23	261%

Backlog

	As of December 31,
	2014			2013			% Change

	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price

Atlanta	353	$79,084	$224.0	—	$—	$—	N/A	N/A	N/A
Central Texas	91	41,112	451.8	94	48,640	517.4	(3)%	(15)%	(13)%
Colorado	218	96,150	441.1	128	54,610	426.6	70%	76%	3%
Houston	77	20,100	261.0	—	—	—	N/A	N/A	N/A
Nevada	33	9,881	299.4	—	—	—	N/A	N/A	N/A
Total / W.A.	772	$246,327	$319.1	222	$103,250	$465.1	248%	139%	(31)%

Lot Inventory

	As of December 31,
	2014			2013			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	686	1,735	2,421	—	—	—	N/A	N/A	N/A
Central Texas	1,089	1,195	2,284	241	3,327	3,568	352%	(64)%	(36)%
Colorado	3,349	530	3,879	2,896	1,789	4,685	16%	(70)%	(17)%
Houston	233	668	901	—	—	—	N/A	N/A	N/A
Nevada	1,644	334	1,978	88	—	88	1,768%	N/A	2,148%
Total	7,001	4,462	11,463	3,225	5,116	8,341	117%	(13)%	37%

Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Numerator
Net income	$7,189	$3,050	$20,022	$12,431
Less: Net income attributable to the non-controlling interests	—	—	—	(52)
Less: Undistributed earnings allocated to participating securities	(123)	(32)	(296)	(104)
Numerator for basic and diluted EPS	$7,066	$3,018	$19,726	$12,275
Denominator			—	—
Basic and diluted EPS—weighted average shares	20,978,802	17,075,000	19,226,504	12,873,562
Basic and diluted EPS	$0.34	$0.18	$1.03	$0.95

Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

 Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended December 31,
	2014	%	2013	%
Home sales revenues	$134,089	100.0%	$63,631	100.0%
Cost of home sales revenues	110,019	82.0%	48,567	76.3%
Gross margin from home sales	24,070	18.0%	15,064	23.7%
Add: Interest in cost of home sales revenues	1,083	0.8%	183	0.3%
Adjusted homebuilding gross margin excluding interest	25,153	18.8%	15,247	24.0%
Add: Purchase price accounting for acquired work in process inventory	2,965	2.2%	633	1.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$28,118	21.0%	$15,880	25.0%

	Year Ended December 31,
	2014	%	2013	%
Home sales revenues	$351,823	100.0%	$171,133	100.0%
Cost of home sales revenues	276,386	78.6%	129,651	75.8%
Gross margin from home sales	75,437	21.4%	41,482	24.2%
Add: Interest in cost of home sales revenues	2,366	0.7%	1,521	0.9%
Adjusted homebuilding gross margin excluding interest	77,803	22.1%	43,003	25.1%
Add: Purchase price accounting for acquired work in process inventory	4,697	1.3%	633	0.4%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$82,500	23.4%	$43,636	25.5%

Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

(in thousands)

	Three Months Ended December 31,
	2014	2013	% Change
Consolidated net income of Century Communities, Inc.	$7,189	$3,050	136%
Income tax expense	3,828	1,686	127%
Interest in cost of home sales revenues	1,083	183	492%
Interest expense	13	—	100%
Depreciation and amortization expense	1,151	627	84%
EBITDA	13,264	5,546	139%
Purchase price accounting for acquired work in process inventory	2,965	633	368%
Adjusted EBITDA	$16,229	$6,179	163%

	Year Ended December 31,
	2014	2013	% Change
Consolidated net income of Century Communities, Inc.	$20,022	$12,431	61%
Income tax expense	10,937	5,015	118%
Interest in cost of home sales revenues	2,366	1,521	56%
Interest expense	26	—	100%
Depreciation and amortization expense	2,941	937	214%
EBITDA	36,292	19,904	82%
Purchase price accounting for acquired work in process inventory	4,697	633	642%
Adjusted EBITDA	$40,989	$20,537	100%

Financial and operating results in the fourth quarter and full year 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, Grand View Builders in Houston, Texas in August 2014, and Peachtree Communities in Atlanta, Georgia in November 2014, from the date of each respective acquisition. The fourth quarter and full year 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com